Exhibit 99.3
SLEEP NUMBER
PROFIT SHARING AND 401(K) PLAN
(2022 Restatement)
Second Declaration of Amendment
Pursuant to Section 11.2 of the “Sleep Number Profit Sharing and 401(k) Plan – 2012 Restatement” (the “Plan”), the undersigned amends the Plan as set forth below. This amendment applies to all Participants.
1.Section 5.2(c) is amended, effective January 1, 2022, to read as follows:
(c)    Effective May 30, 2022, no Participant may elect to allocate more than twenty-five percent (25%) of his or her future Contributions into the Company Stock Fund (such twenty-five percent (25%) limit determined on the date of such Participant’s investment election with respect to future Contributions and which only applies to investment of future Contributions and does not take into account the Participant’s current Account balance invested in the Company Stock Fund).
Any Participant with an election in effect as of 3:00 p.m. (Central Time) on May 27, 2022 to invest more than twenty-five percent (25%) of future Contributions into the Company Stock Fund will be deemed to have changed his or her election, effective May 30, 2022, to invest:
(i)    twenty-five percent (25%) of future Contributions into the Company Stock Fund and
(ii)    the remainder (the investment of future Contributions in the Company Stock Fund over twenty-five percent (25%) as of May 27, 2022) invested in the Plan’s qualified default investment alternative (determined pursuant to Section 5.6(b)) until the Participant makes a subsequent affirmative investment election (which is also subject to the twenty-five percent (25%) limit on future Contributions into the Company Stock Fund).
2.Section 5.3(c) is amended, effective January 1, 2022, to read as follows.
(c)    In addition to the limit on investment in the Company Stock Fund, as set forth in Section 5.2, Plan Rules may limit and restrict transfers into and out of specific investment funds. In addition:
(i)    there is no limit on the percentage of a Participant’s Account balance that he or she may elect to transfer into the Company Stock Fund; provided, effective May 30, 2022, no Participant may elect to transfer more than twenty-five percent (25%) of the amount being transferred from his or her Account balance into the Company Stock Fund (such percentage determined on the date of the Participant's investment election); provided, further, this does not preclude the Participant from making future, separate, elections to transfer more of the Participant’s Account balance into the Company Stock Fund as long as each such future election is not more than twenty-five percent (25%) of the amount being transferred;
(ii)    if a Participant has elected to have his or her Account balance automatically rebalanced on a periodic basis as allowed by Plan Rules,

such rebalancing may, as part of the Participant’s automatic rebalance election include or exclude investments in the Company Stock Fund; and
(ii)    effective May 30, 2022, if a Participant has elected to have his or her Account balance automatically rebalanced on a periodic basis as allowed by Plan Rules and if, as of 3:00 p.m. (Central) on May 27, 2022 such Participant has an election to invest more than twenty-five percent (25%) of future Contributions into the Company Stock Fund, then such Participant’s Account balance will not be automatically rebalanced until the Participant submits a new election to have his or her Account balance automatically rebalanced and as part of that new election directs whether to either include or exclude the Company Stock Fund from automatic rebalancing of his or her Account.
The undersigned has caused this instrument to be executed by its duly authorized officer this 13th day of May, 2022.

SLEEP NUMBER CORPORATION

/s/ Martin S. Solhaug
By: Martin S. Solhaug
Its: Sr. Director Total Rewards

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